EXHIBIT 99.2

U S LIQUIDS INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001
(In thousands)
(Unaudited)

		Companies	Pro Forma
	Historical	Sold	Adjustments		Pro Forma

		(C)	(D)
REVENUES	$230,312	$(21,805)			$208,507
OPERATING EXPENSES	168,673	(17,393)			151,280

GROSS MARGIN	61,639	(4,412)	—		57,227
DEPRECIATION AND AMORTIZATION	17,513	(3,022)			14,491
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	26,440	(3,033)	70	(3)	23,477
SPECIAL CHARGES, net	5,771	—			5,771

INCOME FROM OPERATIONS	11,915	1,643	(70)		13,488
INTEREST EXPENSE, net	9,440	(4)	(753	)(1)	8,683
OTHER INCOME, net	(304)	(8)			(312)

INCOME BEFORE INCOME TAXES	2,779	1,655	683		5,117
PROVISION (BENEFIT) FOR INCOME TAXES	(607)	393	239	(2)	25

NET INCOME	$3,386	$1,262	$444		$5,092

BASIC EARNINGS PER SHARE	$0.21				$0.32

DILUTED EARNINGS PER SHARE	$0.20				$0.30

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	15,988				15,988

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING	16,728				16,728

(C)		Reduction of revenues and expenses as a result of the businesses sold. These amounts do not consider any allocation of corporate overhead to the companies that were sold, and therefore, selling, general and administrative expenses do not reflect any potential reductions in corporate costs in response to this change in the Company.
(D):
	(1)	Approximately $733,000 is the estimated reduction in interest expense as a result of debt being reduced by $9.0 million. Interest expense was calculated using a weighted average interest rate of 8.14%. Interest expense was also reduced by approximately $40,000 as a result of the early payoff of the capital lease obligations using an estimated interest rate of 8.0%. However, the early payoff resulted in approximately $20,000 of interest expense related to early termination fees.
	(2)	Estimated tax expense on the loss of the tax deduction for interest expense.
	(3)	Estimated legal fees incurred as a result of the sales of the businesses.